UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Form S-8

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REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	65-0841549
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3515 S.E. Lionel Terrace, Stuart, Florida 34997

 (Address of Principal Executive Offices)   (Zip Code)

Non-Plan Stock Option Agreements

 (Full title of the plan)

Adrian Goldfarb

Ecosphere Technologies, Inc.

3515 S.E. Lionel Terrace, Stuart, Florida 34997

(Name and address of agent for service)

(772) 287-4846

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	3,596,000	$0.435	$1,564,260	$87.28

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(1)

Shares of common stock to be registered under Non Plan Option Agreements. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions under the anti-dilution provisions of the Agreements.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the registrant’s common stock as quoted on the OTC Bulletin Board on May 14, 2009.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

This prospectus relates to covering shares of common stock issuable upon the exercise of stock options issued to employees, directors and consultants under Non-Plan Option Agreements. Upon exercise, up to 3,596,000 shares of common stock, par value $0.01 per share of Ecosphere Technologies, Inc. may be publicly sold.

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933.

Item 2.

Registrant Information and Employee Plan Annual Information

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of Jacqueline K. McGuire, Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, (772) 287-4846.

1

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement:

•

Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 25, 2009;

•

Our Form 10-Q filed on May 14, 2009;

•

Our Current Report on Form 8-K filed on May 8, 2009;

•

Our Current Report on Form 8-K filed on April 20, 2009;

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to above;

•

The description of our common stock contained in the Registration Statement on Form 10-SB filed on March 29, 1999 (Commission File Number: 000-25663), including any amendments or reports filed for the purpose of updating such description; and

•

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Item 4.

Description of Securities.

Not Applicable.

Item 5.

Interests of Named Experts and Counsel.

Harris Cramer LLP, in West Palm Beach, Florida, will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law firm own 333,333 shares of common stock and warrants to purchase 50,000 shares exercisable at $0.15 per share and warrants to purchase 50,000 shares exercisable at $0.20 per share.

Item 6.

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•

For any breach of the director’s duty of loyalty to us or our shareholders;

•

For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•

Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

•

For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

We have been advised that the Securities and Exchange Commission believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, we have agreed that unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Item 7.

Exemption from Registration Claimed.

Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder.

Item 8.

Exhibits.

No.	Description	Incorporated by Reference
3.1	Certificate of Incorporation	Form 10-QSB filed on December 11, 2006
3.2	Certificate of Amendment to the Certificate of Incorporation	Form 10-K filed on March 25, 2009
3.3	Certificate of Correction to the Certificate of Incorporation	Form 10-K filed on March 25, 2009
3.4	Bylaws	Form 10-QSB filed on December 11, 2006
3.5	Amendment to the Bylaws	Form 10-Q on November 14, 2008
5.1	Legal Opinion of Harris Cramer LLP	Filed with this Report
10.1	Non-Plan Stock Option Agreement for Michael R. Donn Sr.	Filed with this Report
10.2	Non-Plan Stock Option Agreement for Steve Johnson	Filed with this Report
10.3	Non-Plan Stock Option Agreement for Dennis McGuire	Filed with this Report
10.4	Non-Plan Stock Option Agreement for Jacqueline McGuire	Filed with this Report
10.5	Non-Plan Stock Option Agreement for John Odwazny	Filed with this Report
10.6	Non-Plan Option Agreement for James C. Rushing III	Filed with this Report
10.7	Non-Plan Stock Option for Barry Hechtman	Filed with this Report
10.8	Non-Plan Stock Option for Leslie Kenne	Filed with this Report
10.9	Non-Plan Stock Option for Gordon Kuljian	Filed with this Report
10.10	Non-Plan Stock Option for Francis Lavelle	Filed with this Report
10.11	Non-Plan Stock Option for William Owens	Filed with this Report
10.12	Non-Plan Stock Option for George Sterner	Filed with this Report
23.1	Consent of Harris Cramer LLP	Contained in Exhibit 5.1
23.2	Consent of Salberg & Co.	Filed with this Report

Item 9.

Undertakings.

(1)

The undersigned Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 19, 2009.

Ecosphere Technologies, Inc.

By:	/s/ PATRICK HASKELL
Patrick Haskell,
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ PATRICK HASKELL	(Chairman of the Board of Directors)
Patrick Haskell		May 19, 2009

/s/ ADRIAN GOLDFARB	Chief Financial Officer (Principal Financial	May 19, 2009
Adrian Goldfarb	Officer and Principal Accounting Officer)

	Director	May 19, 2009
Joe M. Allbaugh

/s/ GENE H. DAVIS	Director	May 19, 2009
Gene H. Davis

/s/ MICHAEL R. DONN SR.	Director	May 19, 2009
Michael R. Donn Sr.

/s/ D. STEPHEN KEATING	Director	May 19, 2009
D. Stephen Keating

/s/ GEORGE R. STERNER	Director	May 19, 2009
George R. Sterner

/s/ CHARLES VINICK	Director	May 19, 2009
Charles Vinick

	Director	May 19, 2009
Thomas D. Wolfe

EXHIBIT INDEX

No.	Description	Incorporated by Reference
3.1	Certificate of Incorporation	Form 10-QSB filed on December 11, 2006
3.2	Certificate of Amendment to the Certificate of Incorporation	Form 10-K filed on March 25, 2009
3.3	Certificate of Correction to the Certificate of Incorporation	Form 10-K filed on March 25, 2009
3.4	Bylaws	Form 10-QSB filed on December 11, 2006
3.5	Amendment to the Bylaws	Form 10-Q on November 14, 2008
5.1	Legal Opinion of Harris Cramer LLP	Filed with this Report
10.1	Non-Plan Stock Option Agreement for Michael R. Donn Sr.	Filed with this Report
10.2	Non-Plan Stock Option Agreement for Steve Johnson	Filed with this Report
10.3	Non-Plan Stock Option Agreement for Dennis McGuire	Filed with this Report
10.4	Non-Plan Stock Option Agreement for Jacqueline McGuire	Filed with this Report
10.5	Non-Plan Stock Option Agreement for John Odwazny	Filed with this Report
10.6	Non-Plan Option Agreement for James C. Rushing III	Filed with this Report
10.7	Non-Plan Stock Option for Barry Hechtman	Filed with this Report
10.8	Non-Plan Stock Option for Leslie Kenne	Filed with this Report
10.9	Non-Plan Stock Option for Gordon Kuljian	Filed with this Report
10.10	Non-Plan Stock Option for Francis Lavelle	Filed with this Report
10.11	Non-Plan Stock Option for William Owens	Filed with this Report
10.12	Non-Plan Stock Option for George Sterner	Filed with this Report
23.1	Consent of Harris Cramer LLP	Contained in Exhibit 5.1
23.2	Consent of Salberg & Co.	Filed with this Report